                         COMMON STOCK PURCHASE AGREEMENT

                                     between

                                 THE KNOT, INC.

                                       and

                             MAY BRIDAL CORPORATION

                                   Dated as of

                                February 19, 2002

                         COMMON STOCK PURCHASE AGREEMENT

         This COMMON STOCK PURCHASE AGREEMENT (this Agreement) is made as of February 19, 2002 between THE KNOT, INC., a Delaware corporation (the Company), and MAY BRIDAL CORPORATION, a Missouri corporation (the Purchaser).

                                    RECITALS

         WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, 3,575,747 shares of the Company's common stock, par value $0.01 per share (the Common Stock), on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                   Agreement to Purchase and Sell Common Stock

         Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 3,575,747 shares of the Common Stock (the Shares) for an aggregate purchase price of $5,000,000.

                                    SECTION 2

                        Closing Date; Deliveries; Legend

         2.1 Closing Date. The closing of the transactions contemplated hereby shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, at 10:00 a.m., New York time, on February 19, 2002, or at such other location, date and time, as may be agreed upon between the Purchasers and the Company, or by facsimile or other electronic means (such closing being called the Closing and such date and time being called the Closing Date).

         2.2 Delivery. At the Closing, the Company shall deliver to the Purchaser or its designee a certificate or certificates representing the Shares against payment of the aggregate purchase price of $5,000,000 by wire transfer of immediately available funds to an account designated by the Company in writing.

         2.3 Legend. (a) The certificate or certificates representing the Shares shall bear a legend restricting transfer under the Securities Act of 1933, as amended (the Securities Act) and acknowledging the restrictions on transfer set forth herein, such legend shall be substantially in the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF ITS COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND REASONABLY CONCURRED IN BY THE COMPANY'S COUNSEL, THAT SUCH PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

         (b) The Company agrees (a) to remove the legend set forth in the
Section 2.3(a) upon receipt of an opinion of the Purchaser's counsel, reasonably concurred in by the Company's counsel within ten (10) business days of the Company's receipt of such opinion, that the Shares are eligible for transfer without registration under the Securities Act and (b) to remove such legend at such time as the Shares are subject to an effective registration statement registering the Shares under the Securities Act.

                                    SECTION 3

                  Representations and Warranties of the Company

         The Company hereby represents and warrants to the Purchaser as follows:

         3.1 Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or conditions (financial or otherwise) of the Company and its subsidiaries, taken as a whole (a Material Adverse Effect).

         3.2 Authorization. The Company has taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement and the authorization, sale, issuance and delivery of the Shares. This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors' rights generally and (b) general principles of equity.

         3.3 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of, the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which would have a Material Adverse Effect or would materially impair or restrict the Company's power to perform its obligations as contemplated under such agreements.

         3.4 Capitalization. (a) The authorized capital stock of the Company consists solely of (i) 100,000,000 shares Common Stock, of which 14,761,417 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights.

         (b) Except as reflected in the Company's most recent proxy statement filed on April 12, 2001 or as set forth on Schedule 3.4(b) hereof, the Company has not issued or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company's capital stock, any other commitments or agreements providing for the issuance of additional shares of the Company's capital stock, the sale of treasury shares or for the repurchase or redemption of shares of the Company's capital stock or any obligations arising from canceled stock of the Company. There are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests. The issuance and sale of the Shares will not give rise to any preemptive rights or rights of first refusal on behalf of any person in existence on the date hereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth on Schedule 3.4(b) hereof, there are no outstanding securities of the Company, or contracts binding on the Company relating to such securities, that give to their holders anti-dilution protections or similar rights. Except as set forth on Schedule 3.4(b) hereof, the issuance of the Shares will not give any other holder of the Company's securities the right to receive as a result of such issuance any additional securities or property or change any material rights enjoyed with respect to such securities.

         (c) Except as set forth on Schedule 3.4(c) hereof, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares.

         3.5 Compliance With Securities Laws. Subject to and in reliance on the truth and accuracy of the Purchasers representations and warranties set forth in this Agreement, the offer, sale and issuance of the Shares is exempt from the registration requirements of the Securities Act and any applicable state securities laws and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         3.6 SEC Documents. The Company has timely filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the SEC) since December 31, 2000 (the SEC Documents). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the Exchange Act), as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later document filed with the SEC and made publicly available prior to the date of this Agreement, none of the SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cashflows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnotes). Except as disclosed in financial statements included in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which would reasonably be expected to have a Material Adverse Effect.

         3.7 Absence of Certain Changes or Events. Since the date of the Company's Quarterly Report on Form 10-Q filed on November 14, 2001, which contains unaudited financial statements of the Company prepared in accordance with the requirements of Form 10-Q, (a) the Company has conducted its business in the ordinary course and (b) there has not been any action taken and there has not been any event which would require the Company to amend or supplement any of the SEC Documents or to file a Current Report on Form 8-K.

         3.8 Governmental and Like Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated hereby, except such filings as may be required to be made with the SEC, the Over-the-Counter Bulletin Board or under applicable state securities laws.

         3.9 Litigation. Except as disclosed in the SEC Documents, there is no suit, action, or proceeding pending or affecting the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to (a) have a Material Adverse Effect, (b) impair the Company's ability to perform its obligations under this Agreement or (c) prevent the consummation of any of the transactions contemplated by such agreements, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen in the future have, any such effect.


                                    SECTION 4

                 Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to the Company as follows:

         4.1 Organization. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Missouri, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted. The Purchaser is a subsidiary of The May Department Stores Company, a Delaware corporation.

         4.2 Authority. All corporate action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement by the Purchaser has been taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors' rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification and contribution contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

         4.3 Investment. The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and are issued pursuant to an exemption from the registration requirements of the Securities Act.

         4.4 Accredited Investor Status. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

         4.5 Restricted Securities. The Purchaser understands that the Shares are restricted securities under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser is familiar with Rule 144 promulgated by the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                                    SECTION 5

                    Conditions to Obligation of the Purchaser

         The Purchaser's obligation to purchase and pay for the Shares is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Purchaser:

         5.1 Representations and Warranties. The representations and warranties of the Company under Section 3 of this Agreement shall be true, complete and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, subject to changes herein in its course of business, and the Company's Chief Executive Officer shall have certified to such effect to the Purchaser in writing.

         5.2 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

         5.3 Delivery of Stock Certificates. At the Closing, the Company shall have delivered a stock certificate or stock certificates representing the Shares.

                                    SECTION 6

                     Conditions to Obligation of the Company

         The Company's obligation to issue and sell the Shares to the Purchaser is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

         6.1 Representations and Warranties. The representations and warranties of the Purchaser under Section 4 of this Agreement shall be true, complete and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

         6.2 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

                                    SECTION 7

                                    Covenants

         7.1 Rights to Acquire Additional Shares or Voting Power. Except for the Common Stock reserved for future issuance in the amounts set forth on Schedule
7.1 or which shall be reserved for future issuance pursuant to Stock Incentive Plans for officers and directors which may be adopted from time to time by appropriate corporate resolution, if the Company proposes to sell, transfer or otherwise issue any Common Stock or preferred stock or other interest convertible into Common Stock, to any third party, which transaction would result in Purchaser's interest in the Common Stock or in the voting power of the Company being more than 1 percentage point lower after the transaction than before the transaction, then the Company shall offer to the Purchaser the right to acquire shares of Common Stock or preferred stock or other interest on the same terms and conditions as offered to the third party (if such terms and conditions involve consideration other than cash, then the Company will offer terms and conditions that involve cash consideration substantially equivalent to those offered to the third party) in such amount as to preserve its percentage interest in the Common Stock and voting power of the Company. If the Company engages in several such transactions or proposed transactions, which individual transactions would not result in Purchaser's interest in the Common Stock or in the voting power of the Company being reduced by 1 percentage point, the Company need not make such offer to the Purchaser unless and until the aggregate of the transactions would result in such a change.

         7.2 Rights to Dispose of Shares or Voting Power. If the Company proposes to acquire any Common Stock or preferred stock or other interest convertible into Common Stock, from any third party, which transaction would result in Purchaser's interest in the Common Stock or in the voting power of the Company being more than 20% after the transaction, then the Company shall offer to acquire shares of Common Stock or preferred stock or other interest from Purchaser on the same terms and conditions as offered to the third party (if such terms and conditions involve consideration other than cash, then the Company will offer terms and conditions that involve cash consideration substantially equivalent to those offered to the third party) in such amount as to permit Purchaser to own less than 20% of the Common Stock or voting power of the Company after the transaction.

         7.3 Notice. In the case of a transaction under either Section 7.1 or 7.2, the Company shall give Purchaser at least 20 days notice of such transaction and shall reasonably cooperate with the Purchaser to answer questions and provide all information requested by Purchaser.

         7.4 Board Designee. So long as Purchaser owns more than 15% of the Common Stock or of the voting power of the Company, the Company shall take all steps necessary to elect such person as Purchaser shall from time to time designate to serve as a member of the board of directors of the Company, and to nominate and submit such person for election by the shareholders of the Company.

                                    SECTION 8

                                  Miscellaneous

         8.1 Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereunder which would specify the application of the law of another jurisdiction.

         8.2 Survival. The representations and warranties in Sections 3 and 4 of this Agreement shall not survive the execution and delivery of this Agreement and the Closing.

         8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         8.4 Entire Agreement; Amendment. This Agreement and the other documents delivered or referred to in this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. This Agreement may not be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         8.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the Party, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

             (a)      if to the Company, to:

                      The Knot, Inc.
                      462 Broadway, 6th Floor
                      New York, New York 10013
                      Attention:  David Liu
                      Telephone: (212) 219-8555
                      Facsimile: (212) 219-1929
                      with a copy to (which copy does not constitute notice):

                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                      590 Madison Avenue
                      New York, New York 10022
                      Attention: Alan Siegel, Esq.
                      Telephone: (212) 872-1000
                      Facsimile: (212) 872-1002

             (b)      if to the Purchaser, to:

                      May Bridal Corporation
                      611 Olive Street
                      St. Louis, Missouri 63101-1799
                      Attention: Vice President of Internet Marketing Telephone No.: (314) 342-6330
                      Fax No.:  (314) 342-3066

                      with a copy to (which copy does not constitute notice):
                      The May Department Store Company
                      611 Olive Street
                      St. Louis, Missouri 63101-1799
                      Attention:  General Counsel
                      Telephone No.:  (314) 342-6330
                      Fax No.:  (314) 342-3066


Any party hereto (and such party's permitted assigns) may change such party's address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

         8.6  Brokers.

              (a) The Company has not engaged, consented to, or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Company hereby agrees to indemnify and hold harmless the Purchaser from and against all fees, commissions or other payments owing to any such party acting on behalf of the Company.

              (b) The Purchaser has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Purchaser hereby agrees to indemnify and hold the Company harmless from and against all fees, commissions or other payments owing to any such party acting on behalf of the Purchaser.

         8.7 Fees, Costs and Expenses. All fees, costs and expenses (including attorneys' fees and expenses) incurred by either party hereto in connection with the preparation, negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby shall be the sole and exclusive responsibility of such party.

         8.8 Severability. If any term, provision, covenant or restriction of this Agreement (or this Agreement in its entirety) is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this

Agreement (or such other agreements) shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         8.9 Further Assurances. The parties will from time to time subsequent to the Closing, at the respective parties' request and without further consideration, execute and deliver such other documents and instruments as such requesting party may reasonably request in order to more fully carry out the intentions of the parties under this Agreement.

         8.10 Initial Public Announcement. The Company and the Purchaser shall agree on the form and content of the initial public announcement which shall be made concerning this Agreement and the transactions contemplated hereby, and neither the Company nor the Purchaser shall make such public announcement without the consent of the other, except as required by law.

         8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.12 Business Day. All references to the term A business day shall mean any day on which Citibank in New York is not closed.


           [the remainder of this page has been intentionally omitted]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date set forth above.

                               THE KNOT, INC.



                               By:
                                  -------------------------------
                                    Name:
                                    Title:


                               MAY BRIDAL CORPORATION



                                By:
                                   ------------------------------
                                    Name:
                                    Title:

                                 Schedule 3.4(b)

(1)  (a) Stock Incentive Plans

     In November 2001, the Company issued 197,759 options under the Company's 1999 Stock Incentive Plan.

     In December 2001, the Company issued 3,000 options under the Company's 1999 Stock Incentive Plan.

     In January 2002, the Company issued 24,000 options under the Company's 1999 Stock Incentive Plan.

     In February 2002, the Company issued 7,750 options under the Company's 1999 Stock Incentive Plan.

     On the Closing Date, there were 2,892,116 options issued and outstanding under the Company's 1999 Stock Incentive Plan, and 215,874 options issued and outstanding under the Company's 2000 Non-Officer Stock Incentive Plan.

(b)  Employee Stock Purchase Plan

     On January 31, 2002, the Company issued 25,364 shares under the Company's 1999 Employee Stock Purchase Plan.


(2) On July 23, 1999, the Company entered into a Warrant Agreement with America Online, Inc. ("AOL") which granted AOL the right to purchase up to 366,667 shares of Common Stock (collectively, the "Warrant Shares") at a per share exercise price of $7.20. The exercise price is subject to adjustment, on a weighted average basis, upon the occurrence of certain stock issuances. Immediately prior to the transactions contemplated hereby, the per share exercise price of the Warrant Shares was $7.087. After giving effect to the transactions contemplated hereby, the per share exercise price of the Warrant Shares shall be reduced to $5.991.

                                 Schedule 3.4(c)

Pursuant to the terms of that certain Third Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement"), dated November 8, 1999, by and among the Company and certain of its stockholders listed on the signature pages attached thereto, each Significant Stockholder (as such term is defined in the Investors' Rights Agreement) agreed that neither it nor any of its Affiliates (as such term is defined in the Investors' Rights Agreement) will enter into any voting trust or any other voting agreement with any other Significant Stockholder, other than certain voting agreements permitted thereunder.

                                 Schedule 7.1(b)

Stock options reserved pursuant to the Company's 1999 Stock Incentive Plan                  5,192,439
Stock options reserved pursuant to the Company's 2000 Stock Incentive Plan                    435,000
Shares of Common Stock reserved pursuant to the Warrant Agreement with AOL                    366,667
Shares reserved pursuant to the Company's 1999 Employee Stock Purchase Plan                   274,636
Stock options reserved in connection with the Company's acquisition of Bridalink.com           10,000
                                                                                            ---------
Total number of shares of Common Stock reserved for future issuance                         6,278,742